AMENDED AND RESTATED
                     ARTICLES OF INCORPORATION
                                    OF
                     THE HYDROGIENE CORPORATION
                     (f/k/a High Climbers, Inc.)

                                     KNOW ALL MEN BY THESE PRESENTS:

               That the undersigned, being a natural person of the age of eighteen (18) years or more, an desiring to amend and restate its Articles of Incorporation under the laws of the State of Florida, does hereby sign, verify and deliver in duplicate to the Division of Corporations in the Department of State of the State of Florida this

               AMENDED AND RESTATED ARTICLES
                    OF INCORPORATION.

               FIRST: The name of the corporation shall be The
           Hydrogiene Corporation and its principal office and mailing address shall be 12335 World Trade Drive, Suite 8, San Diego, California 92128.

               SECOND: The corporation shall have perpetual existence.

               THIRD:  (a)   Purposes.  The nature, objects and
           purposes of the business to be transacted shall be to transact all lawful business for which corporations may be incorporated pursuant to the Florida Business Corporation Act.

               (b) Powers. In furtherance of the foregoing purposes, the corporation shall have and may exercise all of the rights, powers and privileges now or thereafter conferred upon corporations organized under the laws of Florida. In addition, it may do everything necessary, suitable or proper for the accomplishment of any of its corporation purposes.

               FOURTH:   (a)  The aggregate number of shares which
           this corporation shall have the authority to issue is Fifty Million (50,000,000) shares, with a par value of $.0001 per share, which shares shall be designated common stock. No share shall be issued until it has been paid for, and it shall thereafter be nonassessable. The corporation may also issue up to Fifty
           Million (50,000,000) shares of preferred stock at a par value of $.0001 per share. The preferred stock of the corporation shall be issued in one or more series as may be determined from time to time by the Board of Directors. In establishing a series, the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares in a series shall be alike. Each series may vary in the following respects:

               (1) the rate of dividend; (2) the price at and the terms an conditions on which shares shall be redeemed; (3) the amount payable upon shares in the event of involuntary liquidation; (4) the amount payable upon shares in the event of voluntary liquidation; (5) sinking fund provisions for the redemption of shares; (6) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion and (7) voting powers.

               (b) Each shareholder of record shall have one vote for each share of stock standing in his name on the books of the corporation and entitled to vote. Cumulative voting shall not be permitted in the election of directors or otherwise.

               (c) At all meetings of shareholders, a majority of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group.

               (d) Shareholders of the corporation shall not have reemptive rights to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

               FIFTH: The number of directors of the corporation shall be fixed by the bylaws. The name and address of the current sole director is as follows:

                    Charles W. Kallmann
                    12335 World Trade Drive, Suite 8
                    San Diego, CA 92128

               SIXTH: The address of the registered office of the corporation is CorpAmerica, Inc., 1525 South Andrews Avenue, Suite 216, Fort Lauderdale, FL 33316.
               SEVENTH: The address of the principal office of the corporation is 12335 World Trade Drive, Suite 8, San Diego,
           CA 92128. The corporation may conduct part or all of its business in any other part of Florida, of the United States or of the world. It may hold, purchase, mortgage, lease and convey real and personal property in any of such places.

               EIGHTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

                    (a) Conflicting Interest Transactions. As used in this paragraph, "conflicting interest transaction": means any of the following: (i) a loan or other assistance by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest; (ii) a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest; or (iii) a contract or transaction between the corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest. No conflicting interest transaction shall be void or voidable, be enjoined, be set aside or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest, or solely because the director is present at or participates in the meeting of the corporation's board of directors or of the committee of the board of directors which authorizes, approves or ratifies a conflicting interest transaction, or solely because the director's vote is counted for such purpose if: (A) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or (B) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or (C) a conflicting interest transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves or ratifies the conflicting interest transaction.

                    (b)  Loan and Guaranties for the Benefit of
           Directors. Neither the board of directors nor any committee thereof shall authorize a loan by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest, or a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest, until at least ten days after written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guaranty were submitted to a vote of the shareholders. The requirements of this paragraph (b) are in addition to, and not in substitution for, the provisions of paragraph (a) of Article EIGHT.

                    (c)  Indemnification.  The corporation shall
           indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity as a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation's request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

                    (d) Limitation on Director's Liability. To the extent permitted by the Florida Business Corporation Act director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Florida Law or these Articles of Incorporation if it is established that the director did not perform his duties in compliance with Florida Law, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of Florida Law or these Articles of Incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

                    (e)  Negation of Equitable Interests in Shares or
           Rights. Unless a person is recognized as a shareholder through procedures established by the corporation pursuant to Florida
           Law or any similar law, the corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner thereof for all purposes permitted by the Florida Business corporation Act including without limitation all rights deriving from such shares, and the corporation shall not be bound to recognize any equitable or other claim to or interest in such shares or rights deriving from such shares on the part of any other person, including without limitation a purchaser, assignee or transferee of such shares, unless and until such other person becomes the registered holder of such shares or is recognized as such, whether or not the corporation shall have either actual or constructive notice of the claimed interest of such other person.
           By way of example and not of limitation, until such other person has become the registered holder of such shares or is recognized pursuant to Florida Law or any similar applicable law, he shall not be entitled: (i) to receive notice of the meetings of the shareholders; (ii) to vote at such meetings; (iii) to examine a list of the shareholders, (iv) to be paid dividends or other distributions payable to shareholders; or (v) to own, enjoy and exercise any other rights deriving from such shares against the corporation.

               DATED this 20th day of October 1998.


                                         Charles W. Kallman, Director

               CorpAmerica, Inc. hereby consents to the appointment as the registered agent for the corporation.

                         CorpAmerica, Inc.

                         Diane L. Flanagan
                         Diane L. Flanagan
                         Assistant Secretary